University General Health System, Inc. Expands Regional Health Network Through Agreement to Acquire Diagnostic Imaging and Physical Therapy Centers

HOUSTON, TX -- (Marketwire - May 02, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS) ("the Company"), a diversified, integrated multi-specialty health delivery system, today announced the signing of an Asset Purchase Agreement between University General Hospital and a diagnostic imaging and physical therapy center that are located in the northern portion of the Houston metropolitan area. The transaction is expected to close on or before May 31, 2012, subject to customary closing conditions. The diagnostic imaging and physical therapy centers will each become hospital outpatient departments of the Company's flagship University General Hospital.

The Company also announced that it has entered into an agreement with an independent imaging company for the provision of radiology services at University General Hospital.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers and a Hyperbaric Wound Care Center (HBOT) in the Houston area. Also, University General owns three senior living facilities and manages six senior living facilities, and it plans to complete multiple additional developments in the near future in Houston and other strategic markets. University General's Support Services business segment includes revenue cycle and luxury facilities management companies.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Donald Sapaugh
President
(713) 375-7557
dsapaugh@ughs.net

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com

Michael Porter
President, Porter, LeVay & Rose
Investor Relations
212-564-4700
Michael@plrinvest.com